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                                                                      Exhibit 12

                           Lockheed Martin Corporation
                Computation of Ratio of Earnings to Fixed Charges
                    For the Three Months Ended March 31, 2002
                           (In millions, except ratio)




Earnings

Earnings from continuing operations before income taxes                 $326
Interest expense                                                         148
Portion of rents representative of an interest factor                     11
Undistributed earnings of 50% and less than 50%
 owned companies, net                                                     (9)
Amortization of debt premium and discount, net                             1
                                                                        ----
Adjusted earnings from continuing operations before income taxes        $477
                                                                        ====
Fixed Charges
Interest expense                                                        $148
Portion of rents representative of an interest factor                     11
Amortization of debt premium and discount, net                             1
Capitalized interest                                                      --
                                                                        ----
Total fixed charges                                                     $160
                                                                        ====
Ratio of Earnings to Fixed Charges
                                                                         3.0
                                                                        ====